UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2016

Monarch Casino & Resort, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-22088	88-0300760
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3800 South Virginia Street, Reno, Nevada	89502
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (775) 335-4600

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07                                           Submission of Matters to a Vote of Security Holders.

Monarch Casino & Resort, Inc. (the “Company”) held its 2016 annual meeting of stockholders on June 8, 2016 (the “Annual Meeting”).  The Company is providing the following information regarding the final results of the matters voted on by the stockholders at the Annual Meeting:

(1)         Proposal 1 — Election of Directors:

	Votes
Nominee	For	Withheld	Broker Non-Vote
John Farahi	12,493,350	3,303,930	0
Craig F. Sullivan	12,398,929	3,398,351	0
Paul Andrews	15,584,924	212,356	0

(2)         Proposal 2 — To Consider and Transact Such Other Business As May Properly Come Before the Meeting:

Votes
For	Against	Abstain	Broker Non-Vote
9,566,006	6,062,713	168,561	0

Item 7.01                   Regulation FD Disclosure.

On June 8, 2016, John Farahi, the Company’s Co-Chairman of the Board and Chief Executive Officer, addressed the stockholders at the Annual Meeting.  Among other things, Mr. Farahi gave an update with respect to the ongoing construction at Monarch Casino Black Hawk.  As previously disclosed, the Company is working on its master plan to expand and convert Monarch Casino Black Hawk into a full-scale casino resort.  Construction of a new 9-story parking structure began in the first quarter of 2015 and will increase on-site parking from approximately 500 spaces to approximately 1,500 spaces.  Upon completion of the new parking structure, the existing parking structure will be razed to make room for the new hotel tower and casino expansion.  The general contractor has informed the Company that it estimates completion of the new parking structure will be delayed by approximately three months, or to the third quarter of 2016.  The Company does not expect the construction delay to increase the construction costs of the parking structure.  The remaining cost of the parking structure-related work is expected to be approximately $7-$10 million, which the Company expects to fund primarily from operating cash flow and, to a lesser extent, from its credit facility.

As a result of the delay, the Company now expects to begin construction of the new hotel tower and casino expansion during the first quarter of 2017.  The new 23-story tower will nearly double the existing casino space and will include approximately 500 hotel rooms, an upscale spa and pool facility, three additional restaurants and additional bars.  Tower floors will be opened as they are finished beginning with the casino expansion and additional restaurants.  The Company currently expects opening of the entire tower in the first quarter of 2019 at a total cost of approximately $229-$234 million.  The cost is expected to be financed through a combination of operating cash flow and an amendment or replacement of the Company’s credit facility.  The Company’s current credit facility will mature in November 2016, and before that time, it expects to negotiate a new or amended credit facility with sufficient borrowing capacity to complete the expansion.  The Company can provide no assurance that any project will be completed on schedule, if at all, or within established budgets, or that any project will result in increased earnings to it.  In addition, no assurance can be given that the Company will be able to enter into a new or amended credit facility on a timely basis, if at all, or upon terms favorable to it.

The information under this caption Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION

When used in this report and elsewhere by management from time to time, the words “believes,” “anticipates,” “expects,” “estimates,” and similar expressions are intended to identify forward-looking statements with respect to the Company’s financial condition, results of operations and its business including our expansion, construction timelines, development activities and debt refinancing.  Certain important factors, including, but not limited to, construction risks, competition from other gaming operations, factors affecting the Company’s ability to compete, acquisitions of gaming properties, legalization of additional gaming operations in its markets, leverage, the inherent uncertainty and costs associated with litigation and governmental and regulatory investigations, and licensing and other regulatory risks, could cause the Company’s actual results to differ materially from those expressed in its forward-looking statements.  Any changes in the law that would permit the establishment of gaming operations in or near Denver could materially impact Monarch Casino Black Hawk operations and could alter, delay or cause the Company to reconsider our master development plan to expand our Monarch Casino Black Hawk property.  Further information on potential factors which could affect our financial condition, results of operations and business including, without limitation, the Company’s expansion, development activities, legal proceedings and employee matters, are included in our filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date thereof.  The Company undertakes no obligation to publicly release any revisions to such forward-looking statement to reflect events or circumstances after the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monarch Casino and Resort, Inc.

Date: June 9, 2016	/s/ Edwin S. Koenig
Edwin S. Koenig
Chief Accounting Officer